UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           2010 Executive Officer Compensation

On March 23, 2010, the Compensation Committee of Board of Directors of Micromet, Inc. (the “Company”) approved compensation arrangements for the executive officers of the Company for the year ending December 31, 2010.  Compensation for the Company’s executive officers consists of three elements:  (i) base salaries; (ii) cash bonus awards under a Management Incentive Compensation Plan; and (iii) long-term equity incentives in the form of stock options.

Base Salaries

The base salaries of the Company’s executive officers were increased as follows, retroactively effective to January 1, 2010:

Name	2010 Base Salary	2010 Base Salary in U.S. Dollars
Christian Itin, Chief Executive Officer	€375,000*	$513,750
Patrick Baeuerle, Senior Vice President and Chief Scientific Officer	€285,000*	$390,450
Jan Fagerberg, Senior Vice President and Chief Medical Officer	€260,000*	$356,200
Matthias Alder, Senior Vice President, General Counsel and Secretary	$340,000	$340,000
Barclay Phillips, Senior Vice President and Chief Financial Officer	$330,000	$330,000
Mark Reisenauer, Senior Vice President and Chief Commercial Officer	$300,000	$300,000
Jens Hennecke, Senior Vice President Business Development	€215,000*	$294,550

*  As Drs. Itin, Baeuerle, Fagerberg and Mr. Hennecke are domiciled in Germany, their cash compensation is paid in Euros.  The dollar amounts set forth in this report have been calculated using the Euro to U.S. dollar exchange rate in effect as of March 16, 2010.

2010 Management Incentive Compensation Plan

On March 23, 2010 the Compensation Committee of the Board of Directors of the Company adopted a management incentive compensation plan for the officers and management level employees of the Company and its subsidiary Micromet AG for the year ending December 31, 2010 (the “Incentive Compensation Plan”).  The Incentive Compensation Plan is designed to reward participants for achieving corporate goals and specifically measured individual personal goals.

Pursuant to the Incentive Compensation Plan, the Board of Directors has set the target annual cash bonus awards and target total cash compensation for 2010 for the Company’s executive officers as follows:

Name	Target Bonus as Percentage of 2010 Base Salary	2010 Target Bonus Amount	Target Total 2010 Cash Compensation	Target Total 2010 Cash Compensation in U.S. Dollars
Christian Itin	60%	€225,000	€600,000	$822,000
Patrick Baeuerle	40%	€114,000	€399,000	$546,630
Jan Fagerberg	40%	€104,000	€364,000	$498,680
Matthias Alder	40%	$136,000	$476,000	$476,000
Barclay Phillips	40%	$132,000	$462,000	$462,000
Mark Reisenauer	40%	$120,000	$420,000	$420,000
Jens Hennecke	40%	€86,000	€301,000	$412,370

For Dr. Itin, 100% of his bonus target will be based upon the achievement of corporate goals.  For each executive officer other than Dr. Itin, 75% of the bonus target will be based upon the achievement of corporate goals, with the remaining 25% of the annual target bonus to be based upon the achievement of specified individual goals.

The Compensation Committee anticipates that performance reviews will occur in the first quarter of 2011 and payment of incentive awards, if any, will be made as soon as practicable thereafter.  Payments under the Incentive Compensation Plan may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Compensation Committee, subject to the approval of the Board of Directors.  The Compensation Committee retains discretion to adjust the corporate and individual goals during the year and to make adjustments to the incentive award calculations, if it considers them to be appropriate.

The foregoing description of the Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the Incentive Compensation Plan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

Equity Compensation

On March 23, 2010, the Compensation Committee of the Board of Directors of the Company also approved the grant of stock options to the Company’s executive officers, for the number of shares set forth in the table below.  The grants will have an effective date of April 1, 2010 and each option will have an exercise price equal to the closing price of the Company’s common stock on March 31, 2010.  Each stock option will vest in 36 equal monthly installments through April 1, 2013.

The equity compensation awarded to the Company’s executive officers on March 23, 2010 consists of the following:

Name	Shares Subject to Stock Option
Christian Itin	340,000
Patrick Baeuerle	180,000
Jan Fagerberg	150,000
Matthias Alder	135,000
Barclay Phillips	135,000
Mark Reisenauer	135,000
Jens Hennecke	135,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: March 29, 2010
	By:	/s/ Barclay A. Phillips
Name: Barclay A. Phillips
Title: Senior Vice President & Chief Financial Officer